Exhibit 99.1

CVR ENERGY ANNOUNCES PRICING OF

$500 MILLION OF SECOND LIEN SENIOR SECURED NOTES

SUGAR LAND, Texas (October 10, 2012) – CVR Energy, Inc. (NYSE: CVI) announced that its wholly-owned subsidiaries, CVR Refining, LLC and Coffeyville Finance Inc. (the “issuers”), have priced an offering of $500 million aggregate principal amount of second lien senior secured notes due 2022. The notes are being sold at an issue price of 100% and will bear interest at the rate of 6.500% per year, payable semi-annually.

The notes will be secured by substantially the same assets that secure the outstanding 10.875% second lien senior secured notes due 2017 (the “2017 notes”) issued by Coffeyville Resources, LLC and Coffeyville Finance Inc., subject to exceptions, until such time that the 2017 notes have been discharged in full.

The issuers intend to use the net proceeds from the offering to finance the purchase of the outstanding 9.0% first lien senior secured notes due 2015 (the “2015 notes”) issued by Coffeyville Resources, LLC and Coffeyville Finance Inc. pursuant to a tender offer and consent solicitation which commenced on October 9, 2012. If any or all of the 2015 notes are not purchased in the tender offer, the issuers may use a portion of the net proceeds from the offering to finance the redemption, defeasance or discharge of the 2015 notes. This news release does not constitute a notice of redemption or an obligation to issue a notice of redemption. The issuers intend to use any remaining proceeds for general corporate purposes.

The sale of the notes is expected to be consummated on October 23, 2012, subject to customary closing conditions.

The notes are being offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The notes have not been, and will not be, registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the rules promulgated thereunder.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

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Forward Looking Statements

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These risks and uncertainties may include, but are not limited to, the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof.

For further information, please contact:

Investor Relations:

Jay Finks

CVR Energy, Inc.

281-207-3588

InvestorRelations@CVREnergy.com

Media Relations:

Angie Dasbach

CVR Energy, Inc.

913-982-0482

MediaRelations@CVREnergy.com